EXHIBIT 10.2

PATENT LICENSE AGREEMENT

This Patent License Agreement (“Agreement”) is entered into on April 1, 2021 (“Effective Date”), by and between Old Belt Extracts, LLC d/b/a Open Book Extracts, a Delaware limited liability company (“OBX”) and Hempacco, Inc., a Nevada C corporation (“Hempacco”) (“LICENSEE”). OBX and Hempacco are each individually a “Party” and collectively the “Parties” to this Agreement.

BACKGROUND

WHEREAS, OBX specializes in the manufacturing and formulation of non-THC cannabinoids and terpenes, and OBX owns certain PATENT RIGHTS (defined herein) for the spraying of cannabinoids and terpenes on smokable botanicals (covered by U.S. Patent 9532593B2, title: “Herbal Smoking Blend”), trademarked and referred to herein as FlorSureTM;

WHEREAS, OBX has the right to grant licenses under PATENT RIGHTS, and OBX desires to have the PATENT RIGHTS developed and commercialized and is willing to grant a license for this purpose;

WHEREAS, LICENSEE is a leading manufacturer of hemp cigarettes and owner and wholesaler of branded hemp cigarettes;

WHEREAS, LICENSEE desires to obtain a license from OBX wherein LICENSEE will commit itself to a thorough, vigorous, and diligent program of commercializing the PATENT RIGHTS, and OBX desires to license to LICENSEE an exclusive license to use FlorSure™ to make flavored and scented hemp cigarettes under the PATENT RIGHTS upon the terms and conditions set forth below.

The parties therefore agree as follows:

ARTICLE 1 – DEFINITIONS

For purposes of this Agreement, the following words and phrases have the following meanings:

1.1 “CONFIDENTIAL INFORMATION” means confidential or proprietary information relating to the PATENT RIGHTS, LICENSED PRODUCTS or LICENSED PROCESSES. CONFIDENTIAL INFORMATION may be in written, graphic, oral or physical form and may include scientific knowledge, know-how, processes, inventions, techniques, formulae, products, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, and/or software. CONFIDENTIAL INFORMATION shall not include:

(a)	information which is, or later becomes, generally available to the public through no fault of the recipient;

(b)	information which is provided to the recipient by an independent third party having no obligation to keep the information secret;

(c)	information which the recipient can establish was previously known to it or was independently developed by it without reference to the CONFIDENTIAL INFORMATION;

(d)	information that is required to be disclosed to comply with applicable law or court order, provided that the recipient gives prior written notice of the required disclosure to the discloser.

1.2 “FIELD OF USE” shall cover use of FlorSure™ to make flavored and scented hemp cigarettes and LICENSEE’s license under this Agreement shall cover the machine application of terpenes to hemp cigarettes. OBX will extend LICENSEE a ROFR (right of first refusal) on additional fields of use, whether that be form factors (e.g., flower, hand rolls, cones), application methods (e.g., spraying by hand), or materials applied (e.g., cannabinoids).

1.3 “LICENSED PROCESS” means any process that is covered in whole or in part by an issued, unexpired claim contained in the PATENT RIGHTS.

1.4 “LICENSED PRODUCT” means any product or product part which:

(a)	is covered in whole or in part by an issued, unexpired claim contained in the PATENT RIGHTS in the country in which any such product or product part is made, used or sold; or

(b)	is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim contained in the PATENT RIGHTS in the country in which any LICENSED PROCESS is used or in which such product or product part is used or sold.

1.5 “LICENSEE” means Hempacco.

1.6 “NET SALES” means the gross amount of all sales or leases of LICENSED PRODUCTS and PROCESSES by LICENSEE, Affiliates, or to any customer less:

(a)	discounts allowed in amounts customary in the trade;

(b)	sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

(c)	freight and insurance, if separately itemized on the invoice and paid by the customer; and

(d)	amounts allowed or credited on returns.

No deductions shall be made for cost of collections or for commissions paid to individuals whether they are with independent sales agencies or regularly employed by LICENSEE and on its payroll. LICENSED PRODUCTS are “sold” when billed out or invoiced.

1.7 “PATENT RIGHTS” includes the following OBX intellectual property:

U.S. Patent 9532593B2 (title: “Herbal Smoking Blend”).

2

1.8 “TERRITORY” means North America (USA, Canada, Mexico).

ARTICLE 2 – GRANT

2.1 OBX grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions of this Agreement, an exclusive license in the FIELD OF USE and in the TERRITORY under PATENT RIGHTS and, to the extent not prohibited by other patents, to make, have made, use, lease, and sell LICENSED PRODUCTS and to practice the LICENSED PROCESSES.

2.2 Duration: LICENSEE’s exclusive license rights under this Agreement shall last for three (3) years, as long as LICENSEE meets its Minimum Royalty payments (described herein). The Parties also agree that the exclusive license to LICENSEE shall be renewable upon the mutual agreement of the Parties.

2.3 LICENSEE shall not have any rights to grant a sublicense under this Agreement, without the express prior written permission of OBX.

2.4 This Agreement is effective when signed by all parties and shall extend until expiration of the last to expire of the licensed PATENT RIGHTS, unless sooner terminated as provided in Article 9.

2.5 LICENSEE agrees that LICENSED PRODUCTS leased or sold in the United States shall be manufactured substantially in the United States.

ARTICLE 3 – LICENSE FEES and ROYALTIES

3.1 LICENSEE shall pay the following fees and royalties to OBX until the term of the PATENT RIGHTS expires or until this Agreement is terminated:

(a)	Upfront Fee: LICENSEE shall issue OBX $120,000 of equity at the anticipated RTO listing valuation, with a refresh if the RTO prices below target. Such upfront issue fee shall be due upon the effective date of this Agreement.

(b)	Royalty: At the end of each quarter, LICENSEE shall pay OBX the greater of (a) the Minimum Royalty (defined below) or (b) $0.01/stick for each hemp cigarette leveraging FlorSureTM. The “Minimum Royalty” is an annual minimum royalty obligation that shall be applied quarterly, as listed below, where the start date for this schedule is the Effective Date:
Year 1: No Minimum
Year 2: $90,000 (four installments of $22,500) Year 3: $120,000 (four installments of $30,000)

3

3.2 LICENSEE shall be responsible for the payment of all taxes, duties, levies, and other charges, including, but not limited to, sales, use, gross receipts, excise, VAT, and any other taxes, any withholdings or deductions, import and custom taxes, any duties, or any other charges imposed by any taxing authority with respect to the royalties payable to OBX under this agreement. Should LICENSEE be required under any law or regulation of any government entity or authority, domestic or foreign, to withhold or deduct any portion of the payments on royalties due to OBX, then the sum payable to OBX shall be increased by the amount necessary to yield to OBX an amount equal to the sum it would have received had no withholdings or deductions been made. OBX and LICENSEE agree to cooperate in the event there is any question about a specific amount that is due.

3.3 Royalty payments shall be paid in United States dollars in a manner and at a place as OBX may reasonably designate. If any currency conversion is required in connection with the payment of royalties, such conversion shall be made using the currency exchange rate that is applicable and current at the time the payment is due.

3.4 Royalty payments shall be made on a quarterly basis with submission of the reports required by Article 5. Such payments and reports shall be due within fourteen (14) days of March 31, June 30, September 30, and December 31 of each calendar year. Late payments shall be subject to a charge of one and one-half percent (1.5%) per month or $100, whichever is greater. The payment of such late charge shall not foreclose OBX from exercising any other rights resulting from any late payment.

ARTICLE 4 – DUE DILIGENCE

4.1 LICENSEE shall use its best efforts to bring one or more LICENSED PRODUCTS or LICENSED PROCESSES to market through a thorough, vigorous and diligent program for exploiting the PATENT RIGHTS and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES throughout the life of this Agreement.

4.2 LICENSEE agrees to the following terms with regard to commercialization milestones for the LICENSED PRODUCTS and LICENSED PROCESSES (together the “MILESTONES”):

(i) Operational Milestone: If the standard operating procedure (SOPs) for spraying smokable flower with terpenes have not been established and entered into commercial production by LICENSEE within four (4) months of the Effective Date, OBX has the option effective on thirty (30) days’ notice to LICENSEE to terminate exclusivity and forfeit its equity in Hempacco issued pursuant to this Agreement.

4.3 The MILESTONES in Paragraph 4.2 will be achieved on or before the deadline dates indicated and OBX shall determine in its reasonable discretion whether a MILESTONE has been reached.

ARTICLE 5 – REPORTS AND RECORDS

5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars necessary to show the amounts payable to OBX. The books of account shall be kept at LICENSEE’s principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. The books and supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, for inspection by OBX or its agents to verify LICENSEE’s royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of discrepancy in reporting which is greater than three percent (3%) to OBX’s detriment, LICENSEE agrees to pay the full cost of such inspection.

4

5.2 LICENSEE shall provide to OBX a written annual report on or before September 1 of each calendar year. The annual report shall include a report of progress on marketing and sales of LICENSED PRODUCT during the preceding twelve (12) months and plans for the coming year.

5.3 After the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, LICENSEE shall provide quarterly reports to OBX. The quarterly reports shall be delivered within fourteen (14) days after March 31, June 30, September 30, and December 31 of each year. The quarterly reports shall give particulars of the business conducted by LICENSEE during the preceding quarter that are pertinent to a royalty accounting, including:

(a)	number of LICENSED PRODUCTS manufactured and sold by LICENSEE;

(b)	total billings for LICENSED PRODUCTS sold by LICENSEE;

(c)	accounting for all LICENSED PROCESSES used or sold by LICENSEE:

(d)	deductions applicable to NET SALES as provided in Paragraph 1.6; and

(e)	total royalties due.

5.4 On or before ninety (90) days following the close of LICENSEE’s fiscal year, LICENSEE shall provide OBX with LICENSEE’s certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and an Operating Statement.

ARTICLE 6 – INFRINGEMENT

6.1 OBX agrees to notify LICENSEE promptly of any potential infringement of the PATENT RIGHTS by any third party of which OBX becomes aware, and vice versa.

6.2 OBX shall make and control all decisions about whether to proceed with any infringement action against any third party. Notwithstanding the forgoing, with OBX’s prior approval, which shall not be unreasonably withheld, LICENSEE may proceed with an infringement action against a third party within the FIELD OF USE and TERRITORY at its own expense.

ARTICLE 7 – PRODUCT LIABILITY

7.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold OBX, its trustees, directors, officers, employees and affiliates, (collectively, the “Indemnitees”) harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCT(s) and/or LICENSED PROCESS(es) or arising from any obligation of LICENSEE under this Agreement, except claims that the PATENT RIGHTS infringe third party intellectual property.

5

7.2 LICENSEE agrees to the following obligations:

(a)	LICENSEE shall, at all times after the effective date of this Agreement and prior to the occurrence of an event described in Subparagraph 7.2.b, maintain commercial general liability insurance in amounts adequate to assure its obligations to OBX under Section 7.1 of this Agreement.

(b)	Beginning at the time any product, or process relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or by agent of LICENSEE, LICENSEE shall, at its own expense, procure and maintain commercial general liability insurance in amounts of not less than one million dollars ($1,000,000.00) per incident and two million dollars ($2,000,000.00) annual aggregate and naming Indemnitees as additional insureds. The general commercial liability insurance required under this paragraph shall provide (i) product liability coverage and (ii) broad form contractual coverage for LICENSEE’s indemnification under this Agreement.

(c)	LICENSEE shall provide OBX with written evidence of such insurance upon request of OBX. LICENSEE shall provide OBX with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change of such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, OBX shall have the right to terminate this Agreement effective at the at the end of such fifteen (15) day period without notice or any additional waiting periods.

(d)	LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or agent of LICENSEE and (ii) a reasonable period after the period referred to in Paragraph 7.2.d.i above which in no event shall be less than fifteen (15) years.

7.3 Except as otherwise expressly set forth in this agreement, OBX, its Directors, Officers, employees, and affiliates make no representations and extend no warranties of any kind, either express or implied, including but not limited to warranties of merchantability, fitness for a particular purpose, and the absence of latent or other defects, whether or not discoverable.

ARTICLE 8 – CONFIDENTIALITY

8.1 During the course of this Agreement, OBX and LICENSEE may provide each other with CONFIDENTIAL INFORMATION. All CONFIDENTIAL INFORMATION shall be designated in writing as such by the discloser. OBX and LICENSEE each intend to maintain the confidential status of their CONFIDENTIAL INFORMATION. Each shall exercise reasonable care to protect the CONFIDENTIAL INFORMATION from disclosure to third parties; no such disclosure shall be made without the other’s written permission. Upon termination or expiration of this Agreement, OBX and/or LICENSEE shall comply with the other’s written request to discontinue using and/or return all CONFIDENTIAL INFORMATION. This Confidentiality provision shall continue for a period of three (3) years following the termination or expiration of this Agreement.

6

ARTICLE 9 – TERMINATION

9.1 If LICENSEE becomes bankrupt or insolvent, or files a petition in bankruptcy court, or if the business of LICENSEE is placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of LICENSEE or otherwise, the exclusive license granted under Article 2 herein will automatically convert to a nonexclusive license that may not be assumed or assigned without the consent of OBX.

9.2 If LICENSEE fails to make any payment due to OBX, OBX has the right to terminate this Agreement effective on thirty (30) days’ written notice, unless LICENSEE makes all such payments within the thirty (30) day period. If LICENSEE has not made all such payments to OBX by the time the thirty (30) day period expires, this Agreement shall automatically terminate.

9.3 If LICENSEE defaults on its obligations under Paragraph 7.2, OBX shall have the right to terminate this Agreement without further notice as provided under Subparagraph 7.2(c).

9.4 Upon any material breach or default of this Agreement by LICENSEE, OBX has the right to terminate this Agreement effective on ninety (90) days’ written notice to LICENSEE. Such termination shall become automatically effective upon expiration of the ninety (90) day period unless LICENSEE cures the material breach or default before the period expires.

9.5 LICENSEE has the right to terminate this Agreement effective on ninety (90) days’ written notice to OBX if the PATENT RIGHTS are rendered invalid or unenforceable and OBX is unable to cure the PATENT RIGHTS before the period expires.

9.6 Termination of this Agreement shall not release OBX and LICENSEE from any obligation that matured prior to the effective date of such termination. Articles 1, 7, 8, 9 and 12 shall survive termination. LICENSEE may, however, after the effective date of such termination, complete and sell LICENSED PRODUCTS in the process of manufacture and sell all LICENSED PRODUCTS already in existence at the time of termination, if LICENSEE pays OBX as required by Article 3 and submits the reports required by Article 5 of this Agreement.

7

ARTICLE 10 - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

10.1 Any payment, notice or other communication required by this Agreement shall be sufficiently made or given on the date of mailing if sent by recognized express carrier or certified first class mail, postage prepaid, addressed to OBX or LICENSEE at its address below or as it designates by written notice to the other.

For OBX:

Oscar Hackett

President, Open Book Extracts 9367 Smith Rd

Waite Hill, OH 44094

For LICENSEE:

ARTICLE 11 – REPRESENTATIONS AND WARRANTIES

11.1 LICENSEE represents and warrants that it has the full corporate power and authority to enter into this Agreement, that this Agreement constitutes the binding legal obligation of LICENSEE, and that the execution and performance of this Agreement by LICENSEE will not violate or conflict with any other agreement to which LICENSEE is a party or by which it is bound or with any law, rule or regulation applicable to LICENSEE. LICENSEE shall not seek to file for any intellectual property rights with any US or foreign government agency with respect to LICENSED PRODUCTS and PROCESSES.

ARTICLE 12 – MISCELLANEOUS PROVISIONS

12.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Nevada, United States of America, without regard to conflicts of law, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

12.2 Each Party shall comply in all respects with the U.S. Foreign Corrupt Practices Act (the “FCPA”). Further, each Party shall provide anticorruption training (which shall include FCPA training) to each of its employees engaged in the business contemplated by this Agreement. If a Party engages any third party in relations to the business contemplated by this Agreement, such Party shall require that third party to conduct its duties in all respect in compliance with FCPA. A Party may terminate this Agreement with immediate effect and without further obligation to the counterparty in the event it receives reasonably credible information that the other Party has violated the FCPA.

12.3 LICENSEE agrees to comply with all applicable laws and regulations. LICENSEE agrees to be solely responsible for any violation of such laws and regulations, and to defend and hold OBX harmless if any legal action of any nature results from the violation.

12.4 LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers, specifically U.S. Patent 9532593B2. All LICENSED PRODUCTS shipped to or sold in other countries in the TERRITORY shall be marked to comply with the patent laws and practice of the country of manufacture or sale, including the patent number.

8

12.5 Referral fee for OBX: If OBX refers a white label client to LICENSEE, LICENSEE will pay OBX a referral fee of 5% of sales for as long as the client is active.

12.6 Corporate Structure Representation: LICENSEE represents that both LICENSEE’s consumer-facing brands and LICENSEE’s hemp cigarette co-manufacturing business will be 100% owned by the RTO entity.

12.7 The failure of either OBX or LICENSEE to assert a right or insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other.

12.8 If LICENSEE would like to use the name of OBX in any publicity or advertising, LICENSEE agrees to obtain the advance written consent of OBX.

12.9 LICENSEE may not assign this Agreement or any of the rights herein without the prior written consent of OBX, unless the assignment is by operation of law such as by way of merger and consolidation.

12.10 Force Majeure. In the event any Party hereto is prevented from or delayed in the performance of any of its obligations hereunder (other than the payment of monies due and owing) by reason of acts of God, war, terrorism, strikes, riots, storms, fires, electrical or telecommunications outages or any other cause whatsoever beyond the reasonable control of the Party, the Party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay, provided that such Party takes all reasonable steps to overcome such cause(es) as soon as is reasonably possible.

12.11 Nothing contained in this Agreement will be deemed to place the parties in a partnership, joint venture or agency relationship and neither party will have the right or authority to obligate or bind the other party in any manner.

12.12 This Agreement shall bind and inure to the benefit of the Parties named herein and their respective successors and assigns.

12.13 The provisions of this Agreement are severable. If any provisions of this Agreement are determined invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions.

12.14 OBX and LICENSEE acknowledge that this Agreement sets forth their entire understanding concerning the subject matter of this Agreement, and no modification of the Agreement will be effective unless both OBX and LICENSEE agree to it in writing.

12.15 This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

9

The authorized signatures of OBX and LICENSEE below signify their acceptance of the terms of this Agreement.

Old Belt Extracts, LLC d/b/a Open Book Extracts Hempacco, Inc.

By:	/s/ David Neundorfer	By:	/s/ Sandro Piancone
Name:	David Neundorfer	Name:	Sandro Piancone
Title:	CEO	Title:	president
Date:	3/18/2021	Date:	3/20/2021

10